EXHIBIT 11.1

STATEMENT OF COMPUTATION OF
BASIC EARNINGS AND DILUTED
EARNINGS PER SHARE



YEAR ENDED MARCH 31,                      2007          2006          2005
                                      -----------   -----------   -----------
Net income                            $ 4,447,000   $ 5,541,000   $ 2,469,000

                                      ===========   ===========   ===========

BASIC:
  Weighted average number of
   common shares - basic                3,519,942     4,124,189     4,296,525
                                      ===========   ===========   ===========

Basic earnings per share                    $1.26         $1.34         $0.57
                                      ===========   ===========   ===========


DILUTED:
 Common and common equivalent shares
  outstanding:
   Weighted average number of common
    shares - basic                      3,519,942     4,124,189     4,296,525
   Common stock equivalents from
    options computed utilizing the
    treasury-stock method based on the
    average fair market value of common
    stock during the period                97,965       146,773       177,586
                                      -----------   -----------   -----------
Weighted average number of common and
  common equivalent shares - diluted    3,617,907     4,270,962     4,474,111
                                      ===========   ===========   ===========

Diluted earnings per share                  $1.23         $1.30         $0.55
                                      ===========   ===========   ===========